Exhibit 99.1

BRT REALTY TRUST REPORTS

SECOND QUARTER RESULTS

FOR MARCH 31, 2016

– FFO Per Share Increases by 25% to $0.15 per diluted share –

– Net Income Increases to $1.74 per diluted share –

– Acquires Multi-Family Property for $35.2 Million in May 2016 –

Great Neck, New York – May 10, 2016 – BRT REALTY TRUST (NYSE:BRT) today announced operating results for the three months ended March 31, 2016.

“The quality of our multi-family portfolio was again demonstrated by our sale of two properties during the quarter for a $10.9 million gain, net of a $2.7 million charge related to the extinguishment of mortgage debt prior to its maturity and our joint venture partners’ share of the gain and charge,” stated Jeffrey A. Gould, President and Chief Executive Officer. “We continue to find attractive acquisition opportunities and on May 6, 2016, we acquired a 288 unit multi-family property in San Antonio, Texas for $35.2 million. We will continue to monitor our portfolio, selling when profit potential has been maximized and buying when appropriate opportunities are presented. Further, our acquisition activities will be enhanced by the cash we received from the sale of our interests in the Newark Joint Venture on which we recognized a $15.5 million gain. At May 10, 2016, including two multi-family development properties, one under construction and one in lease-up phase, we own 31 multi-family properties located in 12 states with an aggregate of 8,781 units.”

Operating Results:

Rental and other revenues from real estate properties for the three months ended March 31, 2016 increased 19.4% to $22.8 million from $19.1 million from quarter ended March 31, 2015. Approximately $4.7 million of the increase is due to rental revenue from eight multi-family properties acquired during the twelve months ended March 31, 2016, $726,000 from same store operations (i.e., properties owned during both of the three months ended March 31, 2016 and 2015), and $665,000 from leasing activities at the Southridge development. The increase was offset by the loss of $2.4 million of rental revenue from five properties sold during the twelve months ended March 31, 2016.

Other income increased by $2 million primarily due to the recognition of deferred interest income from the mortgage we own secured by the properties owned by the Newark Joint Venture, of which the Trust, until recently, was a partner. This interest income had, prior to the Trust’s sale of its interest in the Newark Joint Venture, been eliminated in consolidation.

Total expenses for the quarter ended March 31, 2016 increased $5 million, or 24%, to $25.8 million from $20.8 million, from the quarter ended March 31, 2015. Contributing to the change were increases in real estate operating expenses, interest expense and depreciation related to the eight multi-family properties acquired during the twelve months ended March 31, 2016 and $1 million of property acquisition costs.

During the three months ended March 31, 2016, the Trust recognized a gain of $10.9 million, net of a $2.7 million charge related to the extinguishment of mortgage debt prior to maturity and its joint venture partners’ share of the gain and charge, compared to a gain of $1.5 million from the sale of properties in the corresponding prior year period, net of the its partner’s share of the gain. The Trust also earned $14.3 million from discontinued operations, reflecting the gain from the sale of its interest in the Newark Joint Venture, net of the $1.2 million loss from the Newark Joint Venture’s operations.

Net income (loss) attributable to common shareholders was $24.9 million, or $1.76 per diluted share, for the current three months, compared to a net loss of ($747,000), or ($0.05) per diluted share, for the three months ended March 31, 2015.

Funds from Operations, or FFO, for the three months ended March 31, 2016 was $2.2 million, or $0.15 per diluted share, compared to $1.6 million, or $0.12 per diluted share, in the corresponding period of the prior year. Adjusted Funds from Operations, or AFFO, for the three months ended March 31, 2016 was $2.6 million, or $0.18 per share, compared to $2.1 million, or $0.16 per share, in the corresponding period of the prior year. A description and reconciliation of non-GAAP financial measures to GAAP financial measures is presented later in this release.

Balance Sheet:

At March 31, 2016, BRT had $34.8 million of cash and cash equivalents, total assets of $753.0 million (including a real estate asset of $32.2 million held for sale), total debt of $558.9 million (including a mortgage payable of $26.4 million secured by a property held for sale) and total shareholders’ equity of $144.4 million. At March 31, 2016, BRT’s share of total consolidated debt, after eliminating its joint venture partners’ share of such debt, was $461.7 million.

At May 9, 2016, BRT had approximately $37.7 million of cash and cash equivalents.

Subsequent Event:

On May 6, 2016, the Trust, through a joint venture in which it has a 65% preferred equity interest, acquired a 288 unit multi-family property located in San Antonio, Texas for $35.2 million, including $26.4 million of mortgage debt obtained in connection with the acquisition. The mortgage debt bears interest at the annual rate of 3.61% and matures in May 2023.

Non-GAAP Financial Measures:

BRT discloses FFO and AFFO because it believes that such metrics are widely recognized and appropriate measure of the performance of an equity REIT.

BRT computes FFO in accordance with the "White Paper on Funds From Operations" issued by the National Association of Real Estate Investment Trusts ("NAREIT") and NAREIT's related guidance. FFO is defined in the White Paper as net income (loss) (computed in accordance with generally accepting accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. In computing FFO, BRT does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one REIT to another. BRT computes AFFO by adjusting FFO for straight-line rent accruals, restricted stock expense and deferred mortgage costs (including its share of its unconsolidated joint ventures).

BRT believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, BRT believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. BRT also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

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FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO and AFFO be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO and AFFO do not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization and capital improvements. FFO and AFFO do not represent cash flows from operating, investing or financing activities as defined by GAAP.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating BRT’s performance, management is careful to examine GAAP measures such as net income (loss) and cash flows from operating, investing and financing activities. Management also reviews the reconciliation of net income (loss) to FFO and AFFO.

Forward Looking Information:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the apparent improvement in the economic environment and BRT’s ability to originate additional loans. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent,” “experiencing” or similar expressions or variations thereof. Forward looking statements, including statements with respect to BRT’s multi-family property acquisition and ownership activities, loan origination activities and the development activities with respect to the Newark Joint Venture, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements. Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the section entitled “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2015.

Additional Information:

BRT is a real estate investment trust that owns, operates and develops multi-family properties, and owns, operates and develops other commercial and mixed use real estate assets. Interested parties are urged to review the Form 10-Q filed with the Securities and Exchange Commission for the quarter ended December 31, 2015 for further details. The Form 10-Q can also be linked through the “Investor Relations” section of BRT’s website. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtrealty.com.

Contact: Investor Relations – (516) 466-3100

BRT REALTY TRUST

60 Cutter Mill Road

Suite 303

Great Neck, New York 11021

Telephone (516) 466-3100

Telecopier (516) 466-3132

www.BRTRealty.com

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BRT REALTY TRUST AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three months ended		Six months ended
	March 31,		March 31,
	2016	2015	2016	2015

Revenues:
Rental and other revenues from real estate properties	$22,831	$19,098	$44,229	$37,597
Other income	2,026	25	2,033	52
Total revenues	24,857	19,123	46,262	37,649

Expenses:
Real estate operating expenses	10,935	9,215	21,108	18,580
Interest expense	6,049	4,738	11,580	9,499
Advisor's fee, related party	-	605	693	1,189
Property acquisition costs	953	-	1,010	295
General and administrative	2,280	1,736	4,029	3,393
Depreciation	5,632	4,544	10,616	8,202
Total expenses	25,849	20,838	49,036	41,158

Total revenues less total expenses	(992)	(1,715)	(2,774)	(3,509)

Gain on sale of real estate	24,226	2,777	24,835	2,777
Loss on extinguishment of debt	(2,668)	-	(2,668)	-
Income (loss) from continuing operations	20,566	1,062	19,393	(732)
Discontinued operations:
Loss from discontinued operations	(1,188)	(1,448)	(2,788)	(3,181)
Gain on sale of partnership interest	15,467	-	15,467	-
Discontinued operations	14,279	(1,448)	12,679	(3,181)

Net income (loss)	34,845	(386)	32,072	(3,913)
Plus: (net income) loss attributable to non-controlling interests	(9,909)	(362)	(9,170)	667
Net income (loss) attributable to common shareholders	$24,936	$(748)	$22,902	$(3,246)

Basic and diluted per share amounts attributable to common shareholders:
Income(loss) from continuing operations	0.75	0.05	0.72	(0.01)
Income(loss) from discontinued operations	1.01	(0.10)	0.90	(0.22)
Basic and diluted loss per share	$1.76	$(0.05)	$1.62	$(0.23)

Funds from operations - Note 1	$2,176	$1,645	$3,828	$2,260
Funds from operations per common share - diluted - Note 2	$0.15	$0.12	$0.27	$0.16

Adjusted funds from operations - Note 1	$2,637	$2,107	$4,903	$3,313
Adjusted funds from operations per common share - diluted -Note 2	$0.18	$0.16	$0.35	$0.24

Weighted average number of common shares outstanding:
Basic and diluted	14,132,235	14,086,761	14,116,560	14,165,826

Note 1:
Funds from operations is summarized in the following table:
GAAP Net loss attributable to common shareholders	$24,936	$(748)	$22,902	$(3,246)
Add: depreciation of properties	6,104	5,112	11,765	9,266
Add: our share of depreciation in unconsolidated joint ventures	5	5	10	10
Add: amortization of deferred leasing costs	1	28	15	31
Deduct: gain on sale of real estate and partnership interests	(39,693)	(2,777)	(40,302)	(2,777)
Adjustments for non-controlling interests	10,823	25	9,438	(1,024)
Funds from operations attributable to common shareholders	$2,176	$1,645	$3,828	$2,260

Adjustments for straight line rent accruals	(67)	(101)	(129)	(201)
Add: amortization of restricted stock expense	188	239	418	445
Add: amortization of deferred mortgage costs	483	464	1,168	1,209
Adjustments for non-controlling interests	(143)	(140)	(382)	(400)
Adjusted funds from operations attributable to common shareholders	$2,637	$2,107	$4,903	$3,313

Note 2:
Funds from operations per share is summarized in the following table:
GAAP Net loss attributable to common shareholders	$1.76	$(0.05)	$1.62	$(0.23)
Add: depreciation of properties	0.43	0.37	0.83	0.66
Add: our share of depreciation in unconsolidated joint ventures	-	-	-	-
Add: amortization of deferred leasing costs	-	-	-	-
Deduct: gain on sale of real estate asset	(2.81)	(0.20)	(2.85)	(0.20)
Adjustments for non-controlling interests	0.77	-	0.67	(0.07)
Funds from operations per common share basic and diluted	0.15	0.12	0.27	0.16

Adjustments for straight line rent accruals	(0.01)	(0.01)	(0.01)	(0.01)
Add: amortization of restricted stock expense	0.01	0.02	0.03	0.03
Add: amortization of deferred mortgage costs	0.03	0.04	0.08	0.09
Adjustments for non-controlling interests	-	(0.01)	(0.02)	(0.03)
Adjusted funds from operations per common share basic and diluted	$0.18	$0.16	$0.35	$0.24

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BRT REALTY TRUST AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
(Dollars in thousands)

	March 31,	September 30,
	2016	2015

ASSETS:
Real estate properties, net of accumulated depreciation	$637,244	$591,727
Real estate loan	19,500	-
Cash and cash equivalents	34,792	15,556
Restricted cash - multi-family	6,988	6,518
Other assets	22,232	24,991
Assets of discontinued operations	-	173,228
Real estate property held for sale	32,219	23,859
Total Assets	$752,975	$835,879

LIABILITIES AND EQUITY
Mortgage payable	$495,136	$456,064
Junior subordinated notes	37,400	37,400
Other liabilities	14,310	14,780
Liabilities of discontinued operations	-	148,213
Mortgage payable held for sale	26,400	19,248
Total liabilities	573,246	675,705

Total BRT Realty Trust shareholders' equity	144,376	122,655
Non-controlling interest	35,353	37,519
Total equity	179,729	160,174
Total liabilities and equity	$752,975	$835,879

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